EXHIBIT 99.1

Interest Rates on Lending Club Platform Increase by 0.25%

San Francisco - December 22, 2015 - Lending Club (NYSE: LC), the world’s largest online marketplace connecting borrowers and investors, announced today that interest rates for new loans will increase by an average of 0.25% at 1 PM PST today, following last week’s Federal Reserve decision.

Most of Lending Club’s customers report using their loan to pay off their credit card balances, which typically carry a variable rate indexed on the Prime rate. As major U.S. banks reported lifting their Prime rate last week by 0.25% in response to the Fed’s announcement, most cardholders will see a corresponding 0.25% rate increase in their next billing statement.

“The value we deliver to our customers is not dependent on the absolute level of interest rates,” explained Lending Club CEO Renaud Laplanche. “Our marketplace’s rates will continue to adjust in such a way that borrowers benefit from the same savings against credit card rates, and investors continue to find very attractive risk-adjusted returns compared to other fixed income alternatives. Our ability to compress the spread between these two rates, using technology and low-cost operations, remains unchanged irrespective of the rate environment.”

Lending Club borrowers have reported saving on average 740 basis points on the cost of their credit* by refinancing their credit card balance with a loan through the Lending Club marketplace and investors have earned, on average, historical net returns of 5.23% to 8.82%**.

About Lending Club

Lending Club's mission is to transform the banking system to make credit more affordable and investing more rewarding. The company's technology platform enables it to deliver innovative solutions to borrowers and investors. Since launching in 2007, the Lending Club platform has facilitated over $13.4 billion in consumer loans and has more than doubled annual loan volume each year. We operate at a lower cost than traditional bank lending programs, so we're able to pass the savings on to borrowers in the form of lower rates and to investors in the form of solid returns. Lending Club is based in San Francisco, California. More information is available at https://www.lendingclub.com. Currently only residents of the following states may invest in Lending Club notes: AL, AR, AZ, CA, CO, CT, DC, DE, FL, GA, HI, IA, ID, IL, IN, KS, KY, LA, MA, ME, MI, MN, MO, MS, MT, NE, NH, NV, NY, OK, RI, SC, SD, TN, TX, UT, VA, VT, WA, WI, WV, or WY. All loans are made by WebBank, a Utah-chartered Industrial Bank, Member FDIC.

* Based on responses from 9,874 borrowers in a survey of 46,885 randomly selected borrowers conducted from October 1, 2014 - October 1, 2015, borrowers who received a loan to consolidate existing debt or pay off their credit card balance reported that the interest rate on outstanding debt or credit cards was 22.1% and average interest rate on loans via Lending Club is 14.7%.

** As of September 30, 2015. To be included in the Historical Returns calculation, a Note must have been originated prior to March 31, 2014. Historical Returns are Lending Club's adjusted net annualized returns (Adjusted NAR) for Notes with Grades A through C. Adjusted NAR is calculated using the formula described here. Adjusted NAR is based on monthly borrower payments actually received net of Lending Club's service fees, actual charge offs, recoveries, and adjustment for estimated future losses. To estimate future losses, we apply a loss rate estimate to the outstanding principal of any loans that are past-due but not charged off. The loss rate estimate is based on historical charge off rates by loan status over a 9-month period. Historical Returns are not a promise of future results. Lending Club Notes are not insured or guaranteed and investors may have negative returns. Individual portfolio results may be impacted by, among other things, the diversity of the portfolio, exposure to any single Note or group of Notes, as well as macroeconomic conditions. Notes are offered by prospectus filed with the SEC and you should review the risks and uncertainties described in the prospectus prior to investing in the Notes.

Some of the statements in this above are "forward-looking statements." The words "anticipate," "believe," "estimate," "expect," "intend," "may," "plan," "predict," "project," "will," "would" and similar expressions may identify forward-looking statements, although not all forward-looking statements contain these identifying words. The Company may not actually achieve the plans, intentions or expectations disclosed in forward-looking statements, and you should not place undue reliance on forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in forward-looking statements. The Company does not assume any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. Information in this press release is not an offer to sell securities or the solicitation of an offer to buy securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction. Additional information about Lending Club is available in the prospectus for Lending Club's notes, which can be obtained on Lending Club's website at https://www.lendingclub.com/info/prospectus.action.
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